FOR IMMEDIATE RELEASE	NEWS
March 10, 2016	NYSE: NGS
Exhibit 99

NGS Reports 2015 Earnings of $1.03 per Diluted Share, Adjusted for Special Items
Full Year Revenue and Gross Margin Declined 1% from Record Year 2014

MIDLAND, Texas March 10, 2016 - Natural Gas Services Group, Inc. (NYSE:NGS), a leading provider of gas compression equipment and services to the natural gas and oil industry, announces its financial results for the three months and year ended December 31, 2015. Financial results contained herein are preliminary and subject to the audit financial statements included in NGS's Form 10-K to be filed on or about March 11, 2016.

Revenue: Total revenue decreased to $25.8 million from $27.1 million, or 5%, for the three months ended December 31, 2015 compared to the same period ended December 31, 2014. This change was attributable to a decrease in rental revenue related to reduced activity in the upstream oil and natural gas industry due to low commodity prices. Total revenue increased between consecutive quarters by $4.6 million, or 21.5%, to $25.8 million from $21.2 million, primarily due to an increase in compressor unit sales. Total revenue decreased to $95.9 million from $97.0 million, or 1.1%, for the year ended December 31, 2015, compared to the year ended December 31, 2014. This was primarily the result of a 3.2% decrease in rental revenue offset by a 7.7% increase in sales revenue. The rental revenue decrease is due to reduced customer demand, resulting from the drop in oil prices.

Gross Margins: Total gross margin, exclusive of depreciation and amortization, for the three months ended December 31, 2015, decreased $1.9 million to $13.0 million from $14.9 million for the same period ended December 31, 2014. Overall gross margin percentage dropped to 51% from 55% for this same comparative period. This decrease was the result of lower total revenue accompanied by a mix shift from higher margin rentals to lower margin compressor sales. Sequentially, total gross margin increased to $13.0 million from $12.1 million due to substantially higher unit sales in the fourth quarter compared to the third quarter of 2015. For the comparative year ended periods, gross margins decreased slightly from prior year to $53.3 million from $53.8 million and remained steady at 55.5% of revenue. Please see additional discussion on Gross Margins in the Non-GAAP Financial Measures section in this press release.

Operating Income: Operating income for the three months ended December 31, 2015 was $4.6 million, compared to the comparative prior year's level of $6.7 million. This decrease was primarily due to a reduction in rental revenue and the accompanying mix shift. Sequentially, operating income increased to $4.6 million for the three months ended December 31, 2015 from $3.8 million for the three months ended September 30, 2015 primarily due to an increase in total revenues between the periods. Adjusted operating income for the year ended December 31, 2015 was $19.7 million, down 11% compared to last year's comparative period, primarily due to increased depreciation expenses. Please see discussion of Non-GAAP Financial Measures - Special Items, below.

Net Income: Net income for the three months ended December 31, 2015 decreased to $3.3 million compared to net income of $4.0 million for the same period in 2014. Sequentially, net income increased to $3.3 million for the fourth quarter of 2015 from $2.6 million. In the comparative year ended periods, adjusted net income decreased 7% to $13.2 million. Please see discussion of Non-GAAP Financial Measures - Special Items, below.

Earnings per share: Comparing fourth quarter 2015 versus the same quarter 2014, earnings per diluted share was 26 cents down from 32 cents. Sequentially, diluted earnings per share increased to 26 cents in the fourth quarter of 2015, up from 20 cents.

Adjusted EBITDA: Adjusted EBITDA decreased $2.2 million to $10.2 million or 40% of revenue for the three months ended December 31, 2015 compared to $12.4 million or 46% of revenue for the three months ended December 31, 2014. Adjusted EBITDA increased by approximately $800,000 for the three months ended December 31, 2015, as compared to the sequential quarter. As a percentage of revenue for the same comparative period Adjusted EBITDA decreased to 40% from 44%. For the year ended December 31, 2015, Adjusted EBITDA decreased 3% to $42.4 million or 44% of revenue compared to the year ended December 31, 2014. Please see discussion of Non-GAAP Financial Measures - Adjusted EBITDA, below.

Cash flow: At December 31, 2015, cash and cash equivalents were approximately $35.5 million; working capital was $68.6 million with a debt level of $417,000. Positive net cash flow from operating activities was approximately $41.6 million for the year ended December 31, 2015 compared to $34.6 million for 2014. The changes in operating cash flow relate to the cash contribution from net income, reduced capital expenditures on compressor equipment and normal changes in our working capital accounts.

Special Items: During the first half of this year NGS initiated a review focused on optimization of the rental fleet and made adjustments for equipment that has been relatively underutilized; primarily related to older gas compression packages designed for dry natural gas shale operations. As a result of our review, NGS reported a non-cash, pre-tax charge of $4.5 million during the second quarter of 2015. This charge included a pre-tax charge on the retirement of rental equipment of $4.4 million. The remaining balance was related to a slight increase in bad debt and inventory allowances. Please see discussion of Non-GAAP Financial Measures - Special Items, below.

Commenting on fourth quarter and year-end 2015 results, Stephen C. Taylor, President and CEO, said:
“I am exceptionally pleased with our performance in 2015. With a backdrop of one of the worst energy markets in decades as well as an unprecedented decline in customer activity and capital spending, our revenue and income demonstrated a resilience that far outpaced activity. Total revenue and gross margins fell only 1% when compared to 2014, that year being a record for both. We also experienced extremely strong free cash flows in 2015 with operating cash flows at 43% of revenue, a level very few companies are able to deliver. In 2015, rental gross margins grew to their highest average in five years and sales revenues and margins continued at their robust levels. We anticipate a difficult market into 2016 with utilization and pricing pressures continuing, but our free cash generation and margins should remain strong.”

Selected data: The table below shows revenues, percentage of total revenues, gross margin, exclusive of depreciation, amortization, and gross margin percentage of each of our business lines for the three months and year ended December 31, 2015 and 2014.  Gross margin is the difference between revenue and cost of sales, exclusive of depreciation and amortization.

	Revenue				Gross Margin, Exclusive of Depreciation and Amortization(1)
	Three months ended December 31,				Three months ended December 31,
	2015		2014		2015		2014
	(dollars in thousands)
Rental	$17,626	68.4%	$20,551	75.8%	$10,938	62.1%	$12,844	62.5%
Sales	7,847	30.5%	6,370	23.5%	1,920	24.5%	1,899	29.8%
Service & Maintenance	282	1.1%	180	0.7%	161	57.1%	120	66.7%
Total	$25,755		$27,101		$13,019	50.5%	$14,863	54.8%

	Revenue				Gross Margin, Exclusive of Depreciation and Amortization (1)
	Year Ended December 31,				Year Ended December 31,
	2015		2014		2015		2014
	(dollars in thousands)
Rental	$76,432	79.7%	$78,983	81.5%	$47,682	62.4%	$47,461	60.1%
Sales	18,519	19.3%	17,200	17.7%	4,886	26.4%	5,903	34.3%
Service & Maintenance	968	1.0%	791	0.8%	696	71.9%	463	58.5%
Total	$95,919		$96,974		$53,264	55.5%	$53,827	55.5%

(1) For a reconciliation of gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures - Adjusted EBITDA” below.

Non GAAP Financial Measures - Adjusted EBITDA: “Adjusted EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization and loss on retirement of rental equipment. Adjusted EBITDA is a measure used by management, analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs. Therefore, Adjusted EBITDA gives the investor information as to the cash generated from the operations of a business. However, Adjusted EBITDA is not a measure of financial performance under accounting principles GAAP, and should not be considered a substitute for other financial measures of performance. Adjusted EBITDA as calculated by NGS may not be comparable to Adjusted EBITDA as calculated and reported by other companies. The most comparable GAAP measure to Adjusted EBITDA is net income. The reconciliation of net income to Adjusted EBITDA and gross margin is as follows:

	Three months ended December 31,		Year ended December 31,
	(in thousands)		(in thousands)
	2015	2014	2015	2014
Net Income	$3,277	$4,004	$10,147	$14,128
Interest expense	2	2	15	10
Income taxes	1,429	2,694	5,117	8,030
Loss on retirement of rental equipment	—	—	4,370	—
Depreciation and amortization	5,518	5,690	22,758	21,507
Adjusted EBITDA	$10,226	$12,390	$42,407	$43,675
Selling, general and administrative expenses	2,858	2,473	10,989	10,334
Other income, net	(65)	—	(132)	(182)
Gross Margin	$13,019	$14,863	$53,264	$53,827

"Gross margin" is defined as total revenue less cost of sales (excluding depreciation and amortization expense).  Gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key operating components.  Depreciation expense is a necessary element of costs and the ability to generate revenue and selling, general and administrative expense is a necessary cost to support operations and required corporate activities.  Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of the company's performance.  As an indicator of operating performance, gross margin should not be considered an alternative to, or more meaningful than, net income as determined in accordance with GAAP.  Gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate gross margin in the same manner.

Non GAAP Financial Measures - Special Items: From time to time, management may publicly disclose certain “non-GAAP financial measures”, such as adjusted operating income and net income below, in our earnings releases, financial presentations or earnings conference calls. These non-GAAP measures are not in accordance with, or a substitute for, measures prepared in accordance with GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations that would be reflected in measures determined in accordance with GAAP. Adjusted operating income and net income reflects operating and net income before the loss on retirement of rental equipment and increases in bad debt and inventory allowances, taken in the second quarter. The reconciliation of reported operating income and net income to adjusted operating income and net income is as follows:

Year ended December 31, 2015

Condensed
Reported operating income	$15,147
Retirement of rental equipment and increase in allowances	4,526
Adjusted operating income	$19,673

	Year ended December 31, 2015
	(in thousands, except per share data)
	Condensed	Per Share
Reported net income	$10,147	$0.79
Retirement of rental equipment and increase in allowances, net of tax	3,009	0.24
Adjusted net income	$13,156	$1.03

Cautionary Note Regarding Forward-Looking Statements:

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS's actual results in future periods to differ materially from forecasted results.  Those risks include, among other things, the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for NGS's products and services; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Conference Call Details:

Teleconference: Thursday, March 10, 2016 at 10:00 a.m. Central (11:00 a.m. Eastern).  Live via phone by dialing 800-624-7038, pass code “Natural Gas Services”.   All attendees and participants to the conference call should arrange to call in at least 5 minutes prior to the start time.

Live Webcast: The webcast will be available in listen only mode via our website www.ngsgi.com, investor relations section.

Webcast Reply: For those unable to attend or participate, a replay of the conference call will be available within 24 hours on the NGS website at www.ngsgi.com.

Stephen C. Taylor, President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing the financial results for the three months and year ended December 31, 2015.

About Natural Gas Services Group, Inc. (NGS):
NGS is a leading provider of small to medium horsepower, wellhead compression equipment to the natural gas industry with a primary focus on the non-conventional gas and oil industry, i.e., coalbed methane, gas and oil shales and tight gas. The Company manufactures, fabricates, rents, sells and maintains natural gas compressors and flare systems for gas and oil production and plant facilities. NGS is headquartered in Midland, Texas with fabrication facilities located in Tulsa, Oklahoma and Midland, Texas and service facilities located in major gas and oil producing basins in the U.S. Additional information can be found at www.ngsgi.com.

For More Information, Contact:	Alicia Dada, Investor Relations
(432) 262-2700 Alicia.Dada@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONDENSED BALANCE SHEETS (in thousands, except share amounts) (unaudited)
	December 31,
	2015	2014
ASSETS
Current Assets:
Cash and cash equivalents	$35,532	$6,181
Trade accounts receivable, net of allowance for doubtful accounts of $833 and $507, respectively	9,107	10,408
Inventory, net of allowance for obsolescence of $12 and $225, respectively	27,722	32,624
Prepaid income taxes	81	5,391
Prepaid expenses and other	762	472
Total current assets	73,204	55,076
Rental equipment, net of accumulated depreciation of $111,293 and $106,179, respectively	191,933	208,292
Property and equipment, net of accumulated depreciation of $10,825 and $10,830, respectively	8,527	7,362
Goodwill	10,039	10,039
Intangibles, net of accumulated amortization of $1,382 and $1,257, respectively	1,777	1,902
Other assets	73	41
Total assets	$285,553	$282,712
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$1,226	$4,990
Accrued liabilities	3,071	6,624
Deferred income	271	1,635
Total current liabilities	4,568	13,249
Line of credit	417	417
Deferred income tax liability	56,458	58,304
Other long-term liabilities	129	155
Total liabilities	61,572	72,125
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 12,603 and 12,466 shares issued and outstanding, respectively	126	124
Additional paid-in capital	98,310	95,065
Retained earnings	125,545	115,398
Total stockholders' equity	223,981	210,587
Total liabilities and stockholders' equity	$285,553	$282,712

NATURAL GAS SERVICES GROUP, INC. CONDENSED STATEMENTS OF INCOME (in thousands, except earnings per share) (unaudited)

	For the Years Ended December 31,
	2015	2014	2013
Revenue:
Rental income	$76,432	$78,983	$69,062
Sales	18,519	17,200	19,479
Service and maintenance income	968	791	707
Total revenue	95,919	96,974	89,248
Operating costs and expenses:
Cost of rentals, exclusive of depreciation stated separately below	28,750	31,522	29,017
Cost of sales, exclusive of depreciation stated separately below	13,633	11,297	11,582
Cost of service and maintenance, exclusive of depreciation stated separately below	272	328	344
Loss on retirement of rental equipment	4,370	—	—
Selling, general, and administrative expenses	10,989	10,334	8,141
Depreciation and amortization	22,758	21,507	18,144
Total operating costs and expenses	80,772	74,988	67,228
Operating income	15,147	21,986	22,020
Other income (expense):
Interest expense	(15)	(10)	(56)
Other income	132	182	548
Total other income, net	117	172	492
Income before provision for income taxes	15,264	22,158	22,512
Provision for income taxes:
Current	6,963	1,190	399
Deferred	(1,846)	6,840	7,723
Total income tax expense	5,117	8,030	8,122
Net income	$10,147	$14,128	$14,390
Earnings per share:
Basic	$0.81	$1.14	$1.17
Diluted	$0.79	$1.11	$1.15
Weighted average shares outstanding:
Basic	12,567	12,434	12,324
Diluted	12,793	12,721	12,550

NATURAL GAS SERVICES GROUP, INC. CONDENSED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)

	For the Years Ended December 31,
	2015	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,147	$14,128	$14,390
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,758	21,507	18,144
Deferred taxes	(1,846)	6,840	7,723
Gain on extinguishment of liability	—	—	(223)
Gain on disposal of assets	(179)	(160)	(48)
Loss on retirement of rental equipment	4,370	—	—
Bad debt allowance	477	121	14
Inventory allowance	205	395	—
Stock based compensation	3,545	3,244	1,682
Changes in current assets (increase) decrease in:
Trade accounts receivables	824	(3,779)	(73)
Inventory	5,382	(6,112)	(323)
Prepaid income taxes and prepaid expenses	5,774	(3,997)	(1,870)
Changes in current liabilities increase (decrease) in:
Accounts payable and accrued liabilities	(7,220)	1,126	1,154
Current income tax liability	(1,230)	920	(162)
Deferred income	(1,364)	762	(1,154)
Other	(32)	(12)	—
Tax benefit from equity compensation	—	(419)	(10)
NET CASH PROVIDED BY OPERATING ACTIVITIES	41,611	34,564	39,244
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of rental, property and equipment	(12,504)	(53,342)	(43,419)
Proceeds from sale of property and equipment	189	240	95
NET CASH USED IN INVESTING ACTIVITIES	(12,315)	(53,102)	(43,324)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of other long-term liabilities, net	(26)	(42)	(82)
Repayments of line of credit, net	—	(160)	(320)
Proceeds from exercise of stock options	776	59	829
Tax benefit from equity compensation	—	419	10
Taxes paid related to net share settlement of equity awards	(695)	—	—
NET CASH PROVIDED BY FINANCING ACTIVITIES	55	276	437
NET CHANGE IN CASH AND CASH EQUIVALENTS	29,351	(18,262)	(3,643)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	6,181	24,443	28,086
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$35,532	$6,181	$24,443
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$15	$10	$56
Income taxes paid	$6,530	$4,108	$2,590
NON-CASH TRANSACTIONS
Transfer of rental equipment to inventory	$2,309	$131	$207
Transfer of inventory to property and equipment	$1,624	$—	$—
Property and equipment purchases included in accounts payable	$—	$218	$251